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                                                                     EXHIBIT 4.2

                            CERTIFICATE OF AMENDMENT

                                     OF THE

                      RESTATED CERTIFICATE OF INCORPORATION

                                       OF

                   FAIRCHILD SEMICONDUCTOR INTERNATIONAL, INC.

                     --------------------------------------

                  Fairchild Semiconductor International, Inc., a corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware (the "Company"), does hereby certify:

         FIRST: That by the unanimous written consent of the board of directors of the Company, dated March 17, 2000, resolutions were duly adopted setting forth a proposed amendment to the Restated Certificate of Incorporation of the Company, declaring said amendment to be advisable and calling for consideration of said proposed amendment by the stockholders of the Company. The resolution setting forth the proposed amendment is as follows:

                                    RESOLVED, that the Restated Certificate of
                  Incorporation of the Company be amended to increase the number of authorized shares of Class A Common Stock, par value $.01 per share, of the Company to 140,000,000 from 110,000,000, and to increase the number of authorized shares of Class B Common Stock, par value $.01 per share, of the Company to 140,000,000 from 110,000,000, so that, accordingly, Section 5 of the Restated Certificate of Incorporation reads in its entirety as follows:

                           5. AUTHORIZED CAPITAL. The aggregate number of shares of stock which the Corporation shall have authority to issue is 280,100,000 shares, divided into three classes consisting of 100,000 shares of Preferred Stock, par value $.01 per share ("Preferred Stock"); 140,000,000 shares of Class A Common Stock, par value $.01 per share ("Class A Common Stock"); and 140,000,000 shares of Class B Common Stock, par value $.01 per share ("Class B Common Stock"). Class A Common Stock and Class B Common Stock are hereinafter sometimes individually or collectively referred to as "Common Stock."


         SECOND: That thereafter, pursuant to the resolution of the board of directors, the proposed amendment was duly approved by the stockholders of the Company's Class A Common Stock at the Company's Annual Meeting of Stockholders on May 16, 2000, and, by written consent dated May 16, 2000, by the sole stockholder of the Company's Class B Common Stock.

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         THIRD: That said amendment was duly adopted in accordance with the provisions of Sections 242, 222 and 228 of the General Corporation Law of the State of Delaware.

                  IN WITNESS WHEREOF, the Company has caused this Certificate to be executed by Daniel E. Boxer, its Executive Vice President and Secretary, this 16th day of May, 2000.



                                     By: /s/ Daniel E. Boxer
                                         --------------------------------------
                                         Daniel E. Boxer
                                         Executive Vice President and Secretary